For Immediate Release
Date: August 12, 2009

FHLB Des Moines Reports Second Quarter 2009 Financial Results
and Dividend Information

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines filed its unaudited quarterly report with the Securities and Exchange Commission today which includes financial results for the second quarter ended June 30, 2009.

Balance Sheet Highlights

The Bank’s total assets decreased 2 percent to $67.0 billion at June 30, 2009 from $68.1 billion at December 31, 2008. The decrease in total assets was primarily due to decreased advances and a sale of mortgage loans and was partially offset by an increase in investments.

The Bank’s advances portfolio decreased 11 percent to $37.2 billion at June 30, 2009 from $41.9 billion at December 31, 2008. The decrease is primarily due to the availability of more attractive alternative funding options for member banks including deposits from their retail and business customers. The Bank expects this downward trend in advance balances to continue throughout 2009.

On June 24, 2009, in an effort to reduce its sensitivity to changes in interest rates, the Bank sold $2.1 billion of mortgage loans to FHLBank of Chicago, which immediately resold the loans to Fannie Mae. The Bank used the proceeds from the mortgage loan sale to pay off maturing discount notes, purchase investments to replace the mortgage loans, and extinguish longer term debt previously used to fund the mortgage loans.

Investment balances increased $6.2 billion or 40 percent to $21.6 billion at June 30, 2009 compared with $15.4 billion at December 31, 2008. During the first six months of 2009, the Bank purchased investments to improve investment income and to replace mortgage loans sold.

At June 30, 2009, the Bank’s consolidated obligations totaled $61.6 billion compared with $62.8 billion at December 31, 2008. Consolidated obligations, which include discount notes and bonds, are the primary source of funds used to support advances, mortgage loans and investments.

Total capital at June 30, 2009, was $3.3 billion compared to $3.0 billion at December 31, 2008. The increase in total capital was primarily due to an increase in excess capital stock as a result of FHLB Des Moines discontinuing its practice to voluntarily repurchase excess capital stock which began in the fourth quarter of 2008. Excess capital stock totaled $451.7 million at June 30, 2009. Retained earnings increased $55.4 million to $437.4 million at June 30, 2009 compared with $382.0 million at December 31, 2008.

Operating Results

Net income was $75.9 million and $70.0 million for the three months and six months ended June 30, 2009 compared with $47.9 million and $79.3 million, respectively, in the same periods of 2008. During the three and six months ended June 30, 2009, the Bank’s net income was impacted by several items, including:

•	Net interest income of $63.1 million and $72.4 million for the three and six months ended June 30, 2009 compared with net interest income of $73.0 million and $137.7 million for the same periods last year. The net interest margin was 0.35% in the second quarter of 2009 compared with 0.42% during the same period of 2008.

•	Net gain on the sale of mortgage loans of approximately $1.8 million.

•	Net gains on derivative and hedging activities increased during the three and six months ended June 30, 2009 primarily due to the Bank’s activity with U.S. Treasury obligations and the related interest rate swaps. The Bank recorded a net gain of $33.0 million consisting of a $75.8 million gain recorded in net gain (loss) on derivatives and hedging activities and a $42.8 million loss on sale of the securities recorded in other income (loss).

•	Unrealized and realized gains on Temporary Liquidity Guarantee Program (TLGP) securities accounted for as trading securities totaled $33.7 million and $53.8 million for the three and six months ended June 30, 2009.

•	Extinguishment of debt with a par value of $354.7 million and $586.5 million during the three and six months ended June 30, 2009. The net loss on early extinguishment of debt, including basis adjustment amortization and accretion, totaled $38.4 million and $46.7 million for the three and six months ended June 30, 2009.

•	Amortization of basis adjustments on called debt. During the three and six months ended June 30, 2009, the Bank called approximately $0.2 billion and $2.0 billion of higher cost par value bonds. As a result, the Bank recorded net basis adjustment amortization of $2.5 million and $12.2 million on the bonds during the three and six months ended June 30, 2009.

The Bank has never recorded other-than-temporary impairment losses on its investment securities. At June 30, 2009, approximately 99 percent or $8.9 billion of the Bank’s MBS were agency securities guaranteed by a government-sponsored enterprise. The remaining $0.1 billion or 1 percent was private-label MBS.

Dividend

On August 11, 2009, the Board of Directors approved a second quarter 2009 dividend at an annualized rate of 2.0 percent. The dividend to be paid represents approximately 19 percent of net income for the three months ended June 30, 2009 and is based on the average capital stock balance held by FHLB Des Moines members during the second quarter. This dividend rate compares with the average Federal funds rate of 0.18% and the average 3 month LIBOR rate of 0.84% for the second quarter of 2009. The dividend will be credited to stockholders’ accounts on August 18, 2009.

Additional financial information concerning the Bank’s results of operations for the most recently completed quarter is available in the Bank’s 10-Q Quarterly Report filed today with the Securities and Exchange Commission and available at www.fhlbdm.com or www.sec.gov

Federal Home Loan Bank of Des Moines
Financial Highlights (unaudited)

	June 30,	December 31,	June 30,
Statement of Condition (dollars in millions)	2009	2008	2008
Advances	$37,165	$41,897	$46,002
Mortgage loans, net	8,120	10,685	10,583
Investments	21,576	15,369	14,047
Total Assets	67,032	68,129	70,838
Capital Stock – Class B Putable	2,923	2,781	3,016
Retained Earnings	437	382	388
Capital-to-Assets Ratio (GAAP)	4.98%	4.43%	4.72%
Capital-to-Assets Ratio (Regulatory)	5.03%	4.66%	4.87%

Operating Results and Performance
Ratios	For the quarter	For the quarter	Six Months ended	Six Months ended
(dollars in millions)	ended June 30, 2009	ended June 30, 2008	June 30, 2009	June 30, 2008
Net Interest Income	$63.1	$73.0	$72.4	$137.7
Net Income	$75.9	$47.9	$70.0	$79.3
Return on Average Assets	0.42%	0.27%	0.19%	0.24%
Return on Average Capital Stock	10.49%	6.37%	4.92%	5.59%
Return on Average Total Capital	9.40%	5.79%	4.44%	5.03%
Net Interest Margin	0.35%	0.42%	0.20%	0.42%
Operating Expenses to Average Assets	0.06%	0.06%	0.06%	0.06%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Bank’s 10-Q Quarterly Report filed on August 12, 2009 with the Securities and Exchange Commission.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

FHLB Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. FHLB Des Moines serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.